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                                                                    EXHIBIT 4.39

THIS SUBSTITUTE CONVERTIBLE SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EPICEDGE, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                 SUBSTITUTE CONVERTIBLE SECURED PROMISSORY NOTE

$2,000,000                                                     Chicago, Illinois
                                                                   April 4, 2003

         FOR VALUE RECEIVED, EpicEdge, Inc., a Texas corporation (the "Company"), promises to pay to the order of Edgewater Private Equity Fund III, L.P., a Delaware limited partnership ("Holder"), the principal sum of Two Million Dollars ($2,000,000), and to pay interest on the outstanding principal balance of this Substitute Convertible Secured Promissory Note (this "Note") in accordance with Section 2 of this Note. This Note is delivered in connection with that certain Note and Preferred Stock Purchase Agreement dated as of April 16, 2002 (as may be amended, restated or otherwise modified from time to time, the "Purchase Agreement") between the Company, the Holder and certain other parties named therein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. This Note is and shall constitute a Substitute Note under the Purchase Agreement.

1.       Maturity. To the extent not previously converted in accordance with
         Section 4 hereof, the Company shall repay the outstanding principal balance of this Note and interest accrued thereon in full on January 31, 2006 (the "Maturity Date"). All payments received shall be applied first against costs of collection (if any), then against accrued and unpaid interest on this Note, then against the outstanding principal balance of this Note.

2. Interest. Interest shall begin to accrue on the outstanding principal balance of this Note commencing on the date hereof (in addition to all interest previously accrued hereunder) and continuing until repayment of this Note in full at the rate of four percent (4%) per annum calculated on the basis of a 360 day year and actual days elapsed. However, upon the occurrence of a Default (as defined herein) the interest on the outstanding principal balance of this Note will accrue from the date of such Default until such time as such Default is cured in a manner that is acceptable to the Holder at a rate per annum equal to three percent (3%) plus the interest rate then in effect.

3. Prepayment; Acceleration. The outstanding principal balance and all accrued interest payable to Holder hereunder may not be prepaid without the consent of Holder in its sole and absolute discretion. All prepayments so permitted by Holder shall be applied in the order provided in Section 1. The outstanding principal balance of this Note plus accrued

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         interest thereon shall become immediately due and payable upon the occurrence of a Default (as defined herein). Following any such acceleration, Holder may pursue any and all legal or equitable remedies that are available to it.

4. Conversion. Prior to the Maturity Date, Holder may, in its sole and absolute discretion, convert the outstanding principal balance of this Note and the accrued but unpaid interest thereon into shares of Series B-1 Convertible Preferred Stock, par value $0.01 per share, of the Company ("Series B-1 Stock") at a conversion price equal to $0.75 per share.

5. Authorization of Series B-1 Stock. On or prior to the date hereof, the Company shall designate, authorize and create 5,000,000 shares of Series B-1 Stock having the designation, powers, preferences and rights and the qualifications, limitations or restrictions thereof set forth in the Amended and Restated Articles of Incorporation of the Company attached hereto as Exhibit A (the "Articles"). In addition, on or prior to the date hereof, the Company shall amend and restate the rights, preferences and designations of the Series A Stock and Series B Stock as set forth in the Articles.

6. Purchase and Sale of the Warrant. On the date hereof, in connection with certain loans and other financial accommodations provided by Holder to the Company, the Company shall issue to Holder (a) a warrant to purchase 1,333,333 shares of Series B-1 Stock for an exercise price of $0.01 per share, and (b) a warrant to purchase 200,000 shares of Series B-1 Stock for an exercise price of $0.01 per share (collectively, the "Warrants"), each containing the terms and conditions set forth in the form of warrant attached hereto as Exhibit B.

7. Amendment to Registration Agreement. In order to provide Holder with the registration rights provided for under that certain Registration Rights Agreement dated as of February 18, 2000, as amended by that certain Registration Rights Agreement dated as of September 29, 2000, as further amended by that certain Amendment to Registration Agreement dated as of April 16, 2002 (the "Existing Registration Agreement") for the Common Stock issuable upon conversion of the Series B-1 Stock (the "Conversion Stock"), on the date hereof the Company and Holder shall enter into an Amendment to Registration Agreement containing the terms and conditions set forth in the form of Amendment to Registration Agreement attached hereto as Exhibit C (the Existing Registration Agreement as amended by such Amendment to Registration Agreement shall be referred to herein as the "Registration Agreement;" and, together with this Note, the Warrants and the Articles, the "Series B-1 Documents").

8. Secured Obligation. The outstanding principal amount of this Note and all accrued interest thereon and all other obligations of the Company hereunder are secured by a perfected security interest in all of the Company's assets pursuant to the Security Agreement, the Trademark and License Security Agreement and the UCC Financing Statement filed with the Secretary of State of Texas.

9. Representations and Warranties. The Company hereby makes the following representations and warranties to Holder as of the date hereof, which representations and

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         warranties shall survive the execution and delivery of this Note and the issuance of the Series B-1 Stock, the Conversion Stock and the
         Warrants:

         (a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has all licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is duly qualified to do business as a foreign corporation in each state or country, if any, in which failure to qualify would have a material adverse effect on the financial condition, business, operating results, operations, business prospects or property of the Company.

         (b) Corporate Power. Except as set forth on the Disclosure Schedule attached to this Note as Exhibit D (the "Disclosure Schedule"), the Company has the requisite corporate power and authority to execute, deliver and carry out the Series B-1 Documents and all other instruments, documents and agreements contemplated or required by the provisions of any of the Series B-1 Documents to be executed, delivered or carried out by the Company thereunder. The Company has all requisite corporate power and authority under the laws of its jurisdiction of incorporation to own and operate its properties and to carry on its businesses as now conducted and as presently proposed to be conducted.

         (c) Authorization, Governmental Approvals. Except as set forth on the Disclosure Schedule, the execution and delivery of this Note, the issuance of the Series B-1 Stock, the issuance of the Conversion Stock, the issuance of the Warrants, the execution and delivery of the other Series B-1 Documents and all other instruments, documents and agreements contemplated or required by the provisions hereof or thereof to be executed and delivered by the Company, and the consummation by the Company of the transactions herein and therein contemplated to be consummated by the Company have each been duly authorized by all necessary corporate action on the part of the Company. Except for filings necessary for the sale of the Warrants, this Note, the Series B-1 Stock issuable upon the exercise of the Warrants and conversion of this Note and the Conversion Stock to qualify for certain exemptions from the registration requirements under state blue sky laws and federal securities laws, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and no vote, authorization, consent or approval of shareholders of the Company, other than the required shareholder vote to authorize and file the Articles, is or was necessary for (i) the valid execution and delivery of this Note by the Company, (ii) the execution, issuance and delivery of the Series B-1 Stock, the Warrants and the issuance of the Conversion Stock hereunder or thereunder, (c) the execution and delivery by the Company of the other Series B-1 Documents and all other instruments, documents and agreements contemplated or required by the provisions hereof or thereof and to be executed and delivered by the

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                  Company, or (d) the consummation by the Company of the
                  transactions herein and therein contemplated to be consummated by the Company.

         (d) Capital Stock. The Series B-1 Stock issuable upon conversion of this Note, the exercise of the Warrants and the Conversion Stock when issued in accordance with the terms of this Note, the Warrants and the Articles will be duly and validly reserved for issuance, and upon issuance thereof will be duly and validly issued, fully paid, and nonassessable, and except for restrictions pursuant to the Shareholders' Agreement, will be free of restrictions on transfer other than the restrictions on transfer under the applicable state and federal securities laws.

         (e) Conflict with Other Instruments. Except as set forth on the Disclosure Schedule, neither the execution and delivery by the Company of the Series B-1 Documents or the other instruments, documents and agreements contemplated or required hereby or thereby, nor the consummation of the transactions herein or therein contemplated to be consummated by the Company, nor compliance by the Company with the terms, conditions and provisions hereof or thereof, shall conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or the Bylaws of the Company, or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any agreement or instrument to which the Company is a party or by which it or any of its respective properties is bound or constitute a default thereunder or result in the creation or imposition of any Lien, except for those Liens being created by or granted pursuant to the Security Agreement. The three-year moratorium on certain business combinations as set forth in Section 13.03 of the Texas Business Corporation Act is inapplicable to the transactions contemplated herein.

         (f) Validity and Binding Effect. Except as set forth on the Disclosure Schedule, the Series B-1 Documents which the Company is required to execute and all other instruments and agreements contemplated hereby or thereby to which the Company is a party have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, and all such obligations of the Company are enforceable in accordance with their respective terms.

         (g)      Capitalization.

                  (i) As of the date of this Note, the authorized capital stock of the Company consists of (A) 100,000,000 shares of Common Stock, of which 18,200,333 shares are issued and outstanding, and (B) 30,000,000 shares of preferred stock of the Company of which (1) 10,000,000 are designated as Series A Stock of which 9,695,481 shares are issued and outstanding, (2) 10,000,000 are designated as Series B Stock of which 3,173,451 shares are issued and outstanding, (3) 5,000,000 are designated as Series B-1 Stock, none of which are outstanding, and (4) 5,000,000 are remaining undesignated blank check preferred none of which are issued and

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                           outstanding. All of the outstanding shares of capital
                           stock of the Company are validly issued, fully paid and nonassessable and are owned of record or beneficially by the Company's shareholders. Except as set forth on the Disclosure Schedule or on Schedule 3.8.b of the Disclosure Schedules to the Purchase Agreement there are not outstanding any shares of stock, securities, rights or options convertible or exchangeable into or exercisable for any shares of the Company's capital stock, stock appreciation rights or phantom stock, nor is the Company under any obligation (contingent or otherwise) to redeem or otherwise acquire any shares of its capital stock or any securities, rights or options to acquire such capital stock, stock appreciation rights or phantom stock. There are no statutory or contractual shareholders preemptive rights with respect to any shares of capital stock of the Company. The Company has not violated and will not violate any applicable federal or state securities laws in connection with the offer, sale or issuance of the Series B-1 Stock, the Conversion Stock, the Warrants and this Note and such issuances, offers, or sales do not require registration of such Securities under the Securities Act or any applicable state securities laws. Except as set forth on Schedule 3.8.c of the Disclosure Schedule to the Purchase Agreement, and for the Shareholders' Agreement, the Voting Agreement and the Registration Agreement, to the Company's knowledge, there are no agreements between the Company's shareholders (or any one or more of them) with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs.

10. Holder Investment Representations. Holder hereby makes the representation and warranties set forth in Section 4 of the Purchase Agreement as of the date hereof.

11. Covenants. So long as (a) any shares of Series B-1 Stock issued hereunder are outstanding, (b) Holder or its Affiliates own of record or beneficially at least 500,000 shares of Common Stock, or (c) Holder holds any portion of the outstanding principal amount of this Note, the covenants set forth in Section 6 (except for Sections 6.7, 6.8, and 6.9) of the Purchase Agreement shall be incorporated herein such that Holder shall be entitled to the benefits thereof and neither the Company nor any Subsidiary shall, without the prior written consent of the Holder do any of the actions set forth in Section 6.3 of the Purchase Agreement. This Section 11 shall survive the execution and delivery of this Note and the issuance of the Series B-1 Stock, the Conversion Stock and the Warrants.

12. Default. The Company will be deemed to be in default ("Default") hereunder upon (a) the occurrence of any "Event of Default" described in Section 7.1 (except for Sections 7.1(k)) of the Purchase Agreement; provided that if any Event of Default has been waived pursuant to
         Section 7.1 of the Purchase Agreement, such waived Event of Default shall not constitute an Event of Default hereunder or (b) a breach or default of any of the Company's representations, warranties, covenants and agreements under this Note or the other Series B-1 Documents (which continues beyond the expiration of any

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         applicable cure period), and Holder shall have all rights and remedies available to it upon any such Default as described in the Purchase Agreement or in this Note.

13.      Miscellaneous.

         (a) The Company hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, or other cause of release or discharge other than actual payment in full hereof.

         (b) Holder shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Holder to exercise any right, whether before or after a Default hereunder, shall impair any such right or shall be construed to be a waiver of any right or Default, and the acceptance at any time by Holder of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

         (c) Time is of the essence hereof. Upon any Default hereunder, Holder may exercise all rights and remedies provided for herein or in the Purchase Agreement and by law or equity, including, but not limited to, the right to immediate payment in full of this Note.

         (d) The remedies of Holder as provided herein or in the Purchase Agreement, or any one or more of them, in law or at equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Holder's sole discretion, and may be exercised as often as occasion therefor shall occur.

         (e) It is expressly agreed that if this Note is referred to any attorney or if suit is brought to collect or interpret this Note or any part hereof or to enforce or protect any rights conferred upon Holder by this Note or any other document evidencing or securing this Note, then the Company covenants and agrees to pay all reasonable costs, including attorneys' fees, incurred by Holder in connection therewith.

         (f) If any provisions of this Note would require the Company to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, the Company shall instead pay interest under this Note at the highest rate permitted by applicable law.

         (g) This Note shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any choice or conflict of law provision or law that would cause the application of the laws of any other jurisdiction other than the State of Illinois.

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         (h)      This Note may be amended, modified or supplemented only by a written instrument duly executed by Holder and the Company. If any provision of this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Note shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Note shall confer any rights upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. The Company may assign this Note without the prior written consent of Holder.

         (i) This Note is issued in substitution for but not in payment of the Prior Note and does not and shall not be deemed to constitute a novation thereof. Such Prior Note shall be of no further force and effect upon the execution of this Note; provided, however, that the outstanding amount of principal and interest under the Prior Note as of the date of this Note is hereby deemed indebtedness evidenced by this Note and incorporated herein by this reference.

         (j) The Company agrees to pay on demand all costs and expenses of or incurred by Holder (including, but not limited to, legal fees and expenses) in connection with the evaluation, negotiation, preparation, execution and delivery of this Note and the other Series B-1 Documents.

                            [SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has executed this Substitute Convertible Secured
Promissory Note as of the date first above written.

                                           EPICEDGE, INC.
                                           (d/b/a EpicEdge), a Texas corporation

                                            By: /s/ Robert A. Jensen
                                                --------------------
                                                Robert A. Jensen
                                                COO, CFO and Secretary

AGREED AND ACCEPTED as of April 4, 2003 by:

EDGEWATER PRIVATE EQUITY FUND III, L.P.

By:  Edgewater III Management, L.P.
Its: General Partner

By:  Edgewater III, Inc.
Its: General Partner

By: /s/ Mark McManigal
    ------------------
Its: Partner

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                                    EXHIBIT A

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                  See Attached.

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                                    EXHIBIT B

                                 FORM OF WARRANT

                                  See Attached.

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                                    EXHIBIT C

                       AMENDMENT TO REGISTRATION AGREEMENT

                                  See Attached.

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                                    EXHIBIT D

                               DISCLOSURE SCHEDULE

                                  See Attached.